As Filed With the Securities and Exchange Commission on December 14, 1999
                                                    Registration No._____
---------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                              _____________________

                               STM WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

                         Delaware                                                    95-3758983
(State or other jurisdiction of incorporation or organization)         (I.R.S. Employer Identification No.)

                     One Mauchly, Irvine, California 92718
                                (949) 753-7864
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           _________________________

                                Joseph Wallace
                            Chief Financial Officer
                              STM Wireless, Inc.
                     One Mauchly, Irvine, California 92718
                                (949) 753-7864
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                   Copy to:
                               K.C. Schaaf, Esq.
                       Stradling Yocca Carlson & Rauth,
                          A Professional Corporation
                           660 Newport Center Drive
                       Newport Beach, California  92660

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                           Proposed maximum      Proposed maximum
Title of securities     Amount to be      offering price per     aggregate offering        Amount of
to be registered         registered           share/(1)/            price /(1)/          registration fee
----------------------------------------------------------------------------------------------------------
Common Stock,             571,429               $4.78                $2,732,145               $722
 $.001 par value          shares
----------------------------------------------------------------------------------------------------------

/(1)/ The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the common stock on December 7, 1999, which was approximately $4.78 per share.

     The Registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                         DATED DECEMBER 14, 1999


                              STM WIRELESS, INC.
                                  One Mauchly
                           Irvine, California 92718
                                (949) 753-7864

                              ___________________

                        571,429 Shares of Common Stock

                              __________________

     Our common stock is listed on the Nasdaq National Market System under the symbol "STMI." The last reported sale price of our common stock on the Nasdaq National Market System on December 7, 1999, was $4.875 per share.

     The 571,429 shares of common stock that are covered by this prospectus are to be sold by Pequot Private Equity Fund, L.P. ("Pequot Private Equity") and Pequot Offshore Private Equity Fund, Inc. ("Pequot Offshore" and, together with "Pequot Private Equity," "Pequot"). We will not receive any part of the proceeds from any of these sales.

     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     See "Risk Factors" beginning on page 2 for a discussion of certain factors that should be considered by prospective investors.

                              ___________________

                 This Prospectus is dated _____________, 1999.

                                  The Company

     STM Wireless, Inc. ("STM") is a developer, manufacturer and provider of wireless-based satellite communications infrastructure and user terminal products utilized in public and private telecommunications networks. Our networks support data, fax, voice and video communication and are used to either bypass or extend terrestrial networks or provide a communications infrastructure where a network does not currently exist. Our product line is based on proprietary hardware and software and primarily consists of two-way earth stations, sometimes referred to as VSATs (very small aperture terminals), associated infrastructure equipment and software, transceivers, modems and other networking equipment. We currently focus our sales efforts on the international marketplace, particularly developing countries because we believe that these areas offer greater applications for our technology, a higher growth potential and more favorable competitive dynamics. Our proprietary equipment and software are utilized by businesses, government agencies and telephone companies in Europe, the Americas, Africa and Asia.

     We were incorporated in California in January 1982 as Services Via Satellite and in December 1982 changed its name to Satellite Technology Management, Inc. In January 1995, we registered in California to do business as STM Wireless, Inc. In December 1995, we reorganized as a Delaware corporation via a merger into a wholly-owned subsidiary with the name STM Wireless, Inc.



                                  Risk Factors

We Have a History of Losses

     We had operating losses in 1998, 1997 and 1996. In addition, we had an operating loss for the first three quarters of 1999. There can be no assurance that we will be profitable in future periods.

We Have Liquidity Pressures and May Have Substantial Future Capital Requirements

     We used net cash in operations of approximately $19.4 million in the year ended December 31, 1998 and approximately $0.9 million in the nine months ended September 30, 1999. There can be no assurance that we will generate positive cash flow from operations in 1999 or thereafter. Our ability to fund our capital requirements out of available cash, traditional sources of financing and cash generated from operations will depend on numerous factors, including but not limited to the commercial success of our products and services, our ability to collect payments for certain sales commitments, and our ability to obtain a new line of credit, replacing our line of credit with Wells Fargo HSBC Trade Bank N.A., which expired as of April 1, 1999. To increase our short-term cash resources, in June 1999, we completed a financing package which made funds of approximately $9.6 million available to us. We also are negotiating a new line of credit for approximately $4.0 million; however, there can be no assurance that this financing will be consummated. In addition, in October 1999, we refinanced our corporate headquarters with a $7,000,000 loan, the proceeds of which were used to pay off existing debt of approximately $4.0 on our headquarters and pay down approximately $3.0 million of our debt to Wells Fargo HSBC Trade Bank N.A. We may be required to seek additional funds through debt or equity financings, product licensing or distribution transactions or some other source of financing in order to provide sufficient working capital. The issuance of additional equity securities by us would likely result in substantial dilution to stockholders. If we are required to raise additional working capital, there can be no assurance that we will be able to raise additional working capital on acceptable terms, if at all. We are currently implementing a plan to reduce our operating expenses. However, in the event that we are unable to raise additional working capital, further cost reduction measures would be necessary including, without limitation, the sale or consolidation of certain operations, the delay, cancellation or scale back of product development and marketing programs and other actions. No assurance can be given that these measures would not materially adversely affect our ability to manufacture and sell commercially viable products and services, or that these measures will be sufficient to generate operating profits. Some of these measures may require third party approvals, including from our financial institution, and there can be no assurance that these consents or approvals can be obtained.

Our Bank Financing Has Expired

     In connection with our short-term borrowings under a secured line of credit with Wells Fargo HSBC Trade Bank N.A. guaranteed by the Export-Import Bank of the United States ("EXIM") under its Working Capital Guarantee Program (collectively, the "Bank"), we were not in compliance with certain covenants at December 31, 1998. In addition, the line of credit expired on April 1, 1999 with the borrowings at $9,050,000. In June of 1999, we entered into a Forbearance Agreement with the Bank, under which the Bank agreed to extend the loan balance (currently at approximately $2,800,000) through August 31, 1999. There has been no formal extension of this agreement. We are negotiating a new line of credit expected to be approximately $4,000,000, approximately $2,800,000 of which will be used to fully repay the Bank; however, there can be no assurance that this financing will be consummated. Should we not reach agreement with the Bank on a further extension or have a replacement line of credit in place, we may be limited in our ability to grow our business.

Our Quarterly Operating Results Fluctuate

     Our historical revenues and net income have fluctuated significantly due to a combination of factors. These factors include:

     .    The competitive environment in which we operate;
     . Complexities and resultant delays that arise when operating in an international environment;
     . Long lead times of up to 18 months and extended sales effort required to secure large orders;
     .    Continued need to invest in product development; and
     .    Inventory obsolescence.

     Our quarterly revenues and net income fluctuate primarily due to the timing of product sales. Sales of our products are generally consummated through large orders which require a long lead-time and an extended sales effort. As a result, the precise timing of the recognition of revenue from an order can have a significant impact on our revenues and net income for a particular period. If an order is cancelled or rescheduled by customers or cannot be shipped in time to recognize revenue during that period, our revenues and net income in that period could be adversely affected. This could result from any of a number of occurrences, including unanticipated manufacturing, testing, shipping or product acceptance delays. In addition, certain of our expenses are based, in large part, on our expectations of the level of revenues in the future. Such expenses are, therefore, relatively fixed in the short term. If revenues fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on our revenues and net income in any future period cannot be forecast with any degree of certainty. Accordingly, we believe that period to period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. Nonetheless, adverse changes in our operating performance in future periods may have an adverse effect on the market price of our common stock.

We Depend on the VSAT Market

     A significant part of our product revenues are derived from sales of VSAT (very small aperture terminal) communications networks. While the market for VSAT communications networks and services has grown steadily since its inception in the mid-1980s, this market may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of the existing VSAT technology by an alternative technology could adversely affect our business, operating results and financial condition.

We Depend on Latin and South America and Asian Markets

     In the nine months ended September 30, 1999, we generated 49% of our revenues in Latin and South America. In 1998, we generated 50% of our revenues in Latin and South America and 17% of our revenues in Asia. In 1997, we generated 14% of our revenues in Latin and South America and 68% of our revenues in Asia. In 1996, we generated 14% of our revenues in Latin and South America and 53% of our revenues in Asia. In 1998, we had two customers, one in Latin America which represented approximately 23% of our consolidated revenues for 1998, and one in Asia which represented approximately 10% of our consolidated revenues for 1998. The customer in Latin America is experiencing financial difficulties at this time and it is uncertain if any revenues will be generated from this customer in future years. In addition, another Asian customer accounted for 2% of our revenues in 1998, 59% of our revenues in 1997 and 33% of our revenues in 1996. The deterioration of the Asian economies is impacting the level of revenues that we are earning from this customer. We have currently redirected our sales efforts to Latin America, Africa and the Middle East. However, the lack of future revenues in Asia, without an offsetting increase in revenues elsewhere, has adversely affected our business, operating results and financial condition.

We Depend on Sales to Foreign Customers

     Our success is dependent upon our ability to successfully market voice and data VSAT communication networks in international markets. In the nine months ended September 30, 1999, approximately 96% of our revenues were generated from export sales. In 1998, approximately 90% of our revenues were generated from export sales. In 1997, approximately 96% of our revenues were generated from export sales. In 1996, approximately 91% of our revenues were generated from export sales. Export sales have certain unique risks, including:

     .   Foreign currency fluctuations;
     .   Increased administrative requirements;
     .   Compliance with multiple regulatory regimes;
     .   Import requirements, tariffs and other trade barriers and restrictions;
     .   Varying levels of intellectual property protection;
     .   Difficulties in staffing and managing foreign operations;
     .   Longer accounts receivable cycles;
     .   Delays in resolving customer disputes;
     .   Difficulties in repatriating earnings;
     .   Export control restrictions;
     .   Overlapping and differing tax structures; and
     .   Political and economic instability.

     If any of these risks materializes, it could adversely affect our business, operating results and financial condition. In addition, the satellite network service industries in our target markets are highly regulated. This may limit the number and identity of potential service providers to which we can sell our products. Additionally, our target markets are primarily developing countries, which involve greater political and economic instability. Given these facts, our products may not be able to continue to gain general market acceptance in our target markets.

     Our foreign sales are generally invoiced in U.S. dollars. However, we have generated a significant portion of our Brazilian revenue in the local currency of Brazil. While the contracts relating to these arrangements generally contain provisions that call for payments to be adjusted to take into account fluctuations in foreign currency exchange rates, our customers in Brazil have expressed an unwillingness to adjust contract amounts to fully reflect some of the exchange rate fluctuations. Brazilian counsel has advised us that there is uncertainty as to the enforceability of provisions which tie payments to foreign currency rates. We, therefore, have reached a settlement with two of our customers. Our currency exposure in Brazil is also exacerbated by the Brazilian exchange control rules, which limit our ability to repatriate our Brazilian currency.

     Even though our foreign sales are generally invoiced in U.S. dollars, as we expand our international operations, we may agree to be paid in foreign currencies. This may expose us to losses in foreign currency transactions. In addition, if the relative value of the U.S. dollar in comparison to our foreign customers' currency should increase, the effective prices of our products increase. This could result in decreased sales which could adversely affect our business, operating results and financial condition.

We Have a Limited Number of Customers

     A significant portion of our revenues is derived from a limited number of customers. Our future success depends, in part, on our ability to establish and maintain relationships with these customers. In the nine months ended September 30, 1999, revenues attributable to our top customer constituted approximately 27% of our revenues. As a result, a decrease in revenues generated from this customer could have a material adverse effect on our business, results of operation and financial condition. In addition, in June of 1999, we reduced our ownership interest in our formerly majority owned subsidiary, SkyOnline, Inc. (formerly named Direc-To-Phone International, Inc.) from 75% to approximately 44%, which resulted in us deconsolidating the results of SkyOnline. As a result of our deconsolidation of SkyOnline, we began recognizing revenue (in inverse proportion to the level of our ownership) on sales to SkyOnline but no longer consolidate the sales made by SkyOnline. Our ability to generate future sales to SkyOnline will, in turn, depend on the success of SkyOnline. For SkyOnline to succeed, it will have to attract substantial debt or equity financings. In the period beginning January 1, 1999 and ending with the deconsolidation of SkyOnline in June 1999, sales by SkyOnline accounted for approximately $0.8 million of our consolidated revenues of $15.6 million. In 1998, sales by SkyOnline accounted for approximately $13.6 million of our consolidated revenues of $42.0 million.

Our Markets are Extremely Competitive

     The markets in which our business operates are very competitive. We believe that this competition is based principally on price, product performance, customer service and brand recognition. Many of the companies that market products that are competitive with ours, such as Hughes Network Systems and Scientific Atlanta, have significantly greater financial, technical and marketing resources than we do. In addition, our competitors in rural telephony markets generally have substantially greater resources available to them to develop their products and to establish strategic relationships in developing countries. We also compete against various companies that offer communications network systems based on technologies that are alternatives to VSAT (e.g., terrestrial lines and frame relay or radio and microwave transmission). These alternate technologies may, in certain circumstances, be competitive in price and performance with our products. Competition could cause us to lose market share, reduce prices or increase marketing expenses. Any of these reasons could adversely affect our business, operating results and financial condition.

Our Products Are Subject to Rapid Technological Change

     The technology on which our products and services are based can change rapidly. Our success will depend in part upon our continuing ability to respond quickly and successfully to technological advances by developing and introducing new products. Most of our competitors have substantially greater financial and technical resources than do we. If one or more of our competitors were to introduce competing products with superior technological features, this introduction could adversely affect demand for our products. This could, in turn, adversely affect our business, operating results and financial condition.

We Rely on Proprietary Rights and Have a Risk of Infringement Claims

     We rely on a combination of trade secrets, copyrights, trademarks, service marks and contractual rights to protect our technology and software. We attempt to protect our trade secrets and other proprietary information through agreements with customers, suppliers, employees and consultants. Except for terrestrial and low cost telephony products, we do not have patent protection on any aspect of our technology or software. We believe that the improvement of existing products, reliance upon trade secrets, copyrights and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. This is because patents often provide only narrow protection which may not provide a competitive advantage in areas of rapid technological change, among other reasons. Our use of trade secrets and copyrights will not necessarily protect us from other's use of our technology or software, or technology or software that is similar to that which is embodied in our trade secrets or copyrights. Others may be able to duplicate our technology or software in whole or in part. In addition, the laws of certain countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as do the laws of the United States. Our inability to protect our intellectual property and proprietary technology could have a material adverse effect on our business, operating results and financial condition. With respect to our entry into new fields such as terrestrial and low cost telephony products, we believe that some patent protection may be necessary. Accordingly, we have applied for two patents and are in the process of seeking additional patent protection with respect to these applications. In addition, as the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products of new markets further overlap, we believe that our products may increasingly become the subject of infringement claims. Although we have not received any notifications to date, and there are no pending or threatened intellectual property lawsuits against us, these types of litigation or infringement claims may occur in the future. Any of these types of litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

We Depend on Key Personnel

     We believe that our future performance is significantly dependent on the continued active participation of Emil Youssefzadeh, our founder and Chief Executive Officer. If Mr. Youssefzadeh became unable or unwilling to continue in his present role, our business, operating results and financial condition may be materially and adversely affected. STM has obtained a "key man" life insurance policy on the life of Mr. Youssefzadeh in the amount of $5,000,000. In addition to Mr. Youssefzadeh, our future success depends upon our ability to attract and retain additional highly qualified managerial and technical personnel. The market for qualified personnel is very competitive. We may not be able to attract and retain these personnel in the future. Any such failure could have a material adverse effect on our business, operating results and financial condition.

We Rely on Key Suppliers and Manufacturers

     We maintain an inventory of components and believe that alternative suppliers and manufacturers for all these components are currently available on reasonable terms. However, an interruption in the delivery of these components may have a material adverse effect on us. We cannot be certain that we would be able to locate alternative suppliers in a timely manner. We also may encounter future component shortages or other disruptions in the supply of materials.

Delays associated with raw materials or component shortages could have a material adverse effect on our business, operating results and financial condition.

We Have a Risk of Product Liability Claims

     Although, to date, we have not experienced any product liability claims, our sale and support of our products involves the risk of these claims. We maintain product liability insurance in amounts we believe are customary for similar businesses in the industry. Nonetheless, a successful product liability claim which exceeds the amount of our coverage or for which we do not have coverage could have a material adverse effect upon our business, operating results and financial condition.

We Are Controlled by Directors, Executive Officers and Affiliated Entities

     As of September 30, 1999, the officers, directors, principal stockholders and their affiliates owned approximately 35% of the outstanding common stock. Such stockholders potentially could control substantially all matters requiring approval by stockholders, including the election of directors. This concentration of ownership could discourage or prevent a change in control of us.

Possible Volatility of Stock Prices

     The market prices for the stock of technology companies, including ours, have been volatile. We believe the price of our common stock has been impacted by:

     -   Quarter-to-quarter variations in operating results;
     -   Changes in earnings estimates by analysts;
     - Announcements of technological innovations or new product introductions; and
     -   Major contract awards received by us or our competitors.

     In addition, the securities of many technology companies have experienced extreme price and volume fluctuation which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of our common stock.

We Have a Concentration of Credit Risk

     Large portions of our revenues are derived from large sales, frequently to international customers in developing countries. These sales may be on an open account basis or secured through a letter of credit or similar arrangement. Generally, we only extend credit on an open account basis to our customers with substantial financial resources or to public utilities that are governmental entities. Nonetheless, these customers may encounter liquidity problems. This could result in delays in payment or, in extreme cases, in uncollectible accounts receivable. This type of occurrence could have a material adverse effect on our business, operating results and financial condition.

Year 2000 Risks

     Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs would not properly recognize a year that begins with "20" instead of "19". This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated a Year 2000 Plan to address STM's Year 2000 issues and have created a Year 2000 Task Force to implement the Year 2000 Plan.

     Our Year 2000 Plan has seven phases, which are as follows:

  . Phase 1--Organizational Awareness, which entails educating employees, senior management and the board of directors about the Y2K problem and how to deal with it;
  . Phase 2--Inventory and Supply Management, which entails taking a complete inventory of systems and their relative priority to continuing operation and implementing a supply management process for top vendors and critical components;
  . Phase 3--Assessment, which entails assessing systems and their Y2K compliance status;
  . Phase 4--Planning, which entails preparing an estimate of cost and identifying potential solutions and their cost in dollars, schedule and ripple effect;
  .  Phase 5--Renovation, which entails implementation of fixes;
  . Phase 6--Validation, which entails testing the fixes for compliance; and . Phase 7--Contingency Planning, which entails preparing for rollover staffing, inventory adjustment and other actions which would mitigate the effect of a Y2K failure.

     Our Year 2000 Plan will be applied in five different areas of coverage: a) internal systems; b) current products; c) vendors; d) existing customers; and e) key business partners.

     Internal Systems. Our internal business systems and PC applications will be a primary area of focus. We currently are evaluating our software applications, including, but not limited to, our business systems software, personal computers, computerized manufacturing equipment and embedded chips to identify any Year 2000 issues that could significantly disrupt our operations.

     We have completed the Inventory and Assessment phase of substantially all critical systems. The Planning, Renovation and Validation phases are scheduled to be completed by December 31, 1999. With the exception of a scheduled upgrade to our Infoflow business management software system, upgrades primarily consist of implementing free bug patches or planned software upgrades to current versions. We expect to be Year 2000 compliant on all critical systems which rely on the calendar year before December 31, 1999. Some non-critical systems may not be addressed until after January 2000, however, we believe these systems will not disrupt our operations significantly.

     Current Products. Our certification group has conducted evaluations of our current products to determine if they are Year 2000 compliant. We do not currently believe that there are any material Year 2000 defects in our products. With respect to components in our products that are manufactured by third parties, we have completed the Inventory and Assessment phase and do not currently believe that there are any material Year 2000 defects.

     Vendors. We have completed the Inventory phase and are currently in the Assessment phase with respect to the Year 2000 status of critical suppliers. We have contacted the top 99% of critical suppliers, and have completed most of the Assessment phase with no serious risks discovered. We do not currently believe that any Year 2000 compliance issues related to our suppliers will result in a material adverse effect on our business operations or financial performance.

     Existing Customers. With respect to products that have been shipped to existing customers, we have identified certain problems that will require upgrades to operational networks to make them Year 2000 compliant. We have contacted substantially all of our customers to notify them of these problems and expect to complete currently requested upgrades by December 31, 1999. We currently estimate that the total cost of implementing these upgrades will not be material and will likely be offset by service fees charged in connection with completing these upgrades. A small portion of the upgrades will be provided free of charge as part of the warranty coverage or software maintenance agreements on the products being upgraded.

     Key Business Partners. We have completed the Inventory and Assessment phase with respect to our key business partners, with no serious risks discovered. However, a small number of key business partners have yet to certify to the Company that they are Year 2000 compliant.

     Contingency Plan. A contingency plan has not yet been developed for dealing with the most reasonably likely worst case scenario with respect to our Year 2000 compliance, and this scenario has not yet been clearly identified. It is impossible to fully assess potential consequences in the event service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government. Assuming no major public infrastructure service disruption occurs, we believe that we will be able to manage our Year 2000 transition without a material effect on our results of operations or financial condition. We have not completed contingency plans in the event that a disruption in the public infrastructure does occur.

     We currently estimate that the cost of implementing our Year 2000 Plan will not exceed $1.0 million (including the cost of upgrading the operational networks of current customers).

     We anticipate that the Year 2000 issue will not have a material adverse effect on our financial position or results of operations. There can be no assurances, however, that the systems of other companies or governmental entities, on which we rely for supplies, cash payments, and future business, will be timely converted, or that a failure to convert by another company or the governmental entities, would not have a material adverse effect on our financial position or results of operations. If third party service providers and vendors, due to the Year 2000 issue, fail to provide us with components or materials which are necessary to manufacture our products, with sufficient electrical power and other utilities to sustain our manufacturing process, or with adequate, reliable means of transporting our products to our customers worldwide, then any such failure could have a material adverse effect on our ability to conduct business, as well as our financial position and results of operations.



                           Forward Looking Statements

     This document contains certain forward looking statements within the meaning of section 27a of the securities act and section 21e of the exchange act that involve risks and uncertainties. In addition, we may from time to time make forward looking statements orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "believe" and similar expressions or words are intended to identify forward looking statements. Actual results could differ materially from those projected or suggested in any forward looking statements as a result of a wide variety of factors and conditions, including, among others, long term cycles involved in completing major contracts, particularly in foreign markets, increasing competitive pressures, general economic conditions, technological advances, the timing of new product introductions, financing risks, political and economic risks involved in foreign markets and foreign currencies and the timing of operating and other expenditures.

     Because of these and other factors that may affect our operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.



                                 Where to Find
                             Additional Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC" or the "Commission"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     This Prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the shares for sale by Pequot. It does not repeat important information that you can find in our registration statement, reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference", which means that we can disclose important information to you by referring you to other documents which are legally considered to be a part of this Prospectus. These documents are as follows:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 1998.

     2. Our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     3.   Our Current Reports on Form 8-K filed since January 1, 1999.

     4. All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering.


     As you read the above documents, you may find some differences in information from one document to another. If you find inconsistencies between the documents and this Prospectus, you should rely on the statements made in the most recent document.

     You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at the phone number indicated below:

                              Shareholder Services
                               STM Wireless, Inc.
                     One Mauchly, Irvine, California 92718
                                 (949) 753-7864


     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Pequot will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                Use of Proceeds

     The proceeds from the sale of Pequot's common stock will belong to Pequot. We will not receive any proceeds from these sales of common stock.

                              Selling Stockholder

     Under a Stock Purchase Agreement, dated March 5, 1998 between Pequot and us (the "Pequot Agreement"), we agreed to file a registration statement with the Commission to register the shares of common stock purchased by Pequot from us for resale by Pequot, and to keep the registration statement effective until the earlier of (a) the date by which Pequot has concluded the sale of the shares of common stock registered hereunder and (b) the date on which the shares registered hereunder are saleable pursuant to Rule 144(k) promulgated by the Commission under the Securities Act of 1933. The registration statement of which this prospectus is a part was filed with the Commission under the Pequot Agreement.

     A managing member of the general partner of Pequot Private Equity and the Investment Manager to Pequot Offshore, Lawrence D. Lenihan, Jr, has served as a member of our board of directors since September 1998. In addition, Mr. Lenihan and another affiliate of Pequot, Martin Hale, have served as members of the board of directors of SkyOnline, Inc. (formerly Direc-To-Phone International, Inc.), our formerly majority owned subsidiary, since March 1998. We currently own approximately 44% of SkyOnline.

     In March 1998, we completed a $10 million equity offering to Pequot. Through the transaction, Pequot acquired 571,429 shares of our common stock and 1,200,000 shares of SkyOnline preferred stock. In connection with the above financing, in March 1998 Pequot Capital Management, Inc., an affiliate of Pequot, entered into an agreement to provide consulting services to SkyOnline for one year in consideration for an annual fee of $100,000. The consulting services consist of (a) arranging introductions to investment banking firms, financial institutions and assisting in identification of potential investors;
(b) assisting SkyOnline in the recruitment of senior management; and (c) performing analyses of potential strategic partners and partnering relationships. The consulting agreement was renewed for an additional year and is scheduled to expire in March 2000. In June 1999, we sold Pequot 250,000 shares of SkyOnline preferred stock for a purchase price of $2.5 million. Additionally, in June 1999 Pequot made a $2.5 million cash investment in SkyOnline.

     The following table sets forth (a) the full name of Pequot; (b) the number of shares of common stock owned by Pequot prior to the offering, and (c) the number of shares and the percentage of the class to be owned by Pequot after the offering.

                                                                                 Shares Owned After Offering
                                                                              --------------------------------
            Name                     Shares Prior to        Shares Offered         Number           Percent
                                        Offering
----------------------------    -----------------------   -----------------   ---------------   --------------
Pequot Private                          507,211             507,211                 0                     0
Equity Fund, L.P.
Pequot Offshore Private                  64,218              64,218                 0                     0
Equity Fund, Inc.



                              Plan of Distribution

     All or a portion of the shares of common stock offered under this prospectus may be offered for sale, from time to time, on the Nasdaq National Market or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of common stock offered under this prospectus may be sold by one or more of the following:

     . a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     . purchases by a broker or dealer as principal and resale by the broker or dealer for its account under this Prospectus;
     .    an exchange distribution in accordance with the rules of an exchange;
          and
     . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, brokers or dealers engaged by Pequot may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by Pequot. We will receive none of the proceeds from the sales.

     We presently are not aware of any arrangements or understandings, formal or informal, pertaining to the distribution of the shares of common stock described herein. Upon our being notified by Pequot that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, under Rule 424(b) under the Securities Act, setting forth:

     . the name of each selling stockholder and the participating broker-dealer(s);
     .    the number of shares involved;
     .    the price at which the shares were sold;
     . the commissions paid or the discounts allowed to the broker-dealer(s), where applicable;

     . that the broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus; and
     .    other facts material to the transaction.

     Pequot and any broker executing selling orders on behalf of Pequot may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by the broker may be deemed to be underwriting commissions under the Securities Act.

     We have agreed to indemnify Pequot under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Pequot may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                           Description of Securities

     Our authorized capital stock consists of 25,000,000 shares, of which 20,000,000 are designated as common stock, $.001 par value and 5,000,000 are designated as preferred stock, $.001 par value. As of November 10, 1999, 7,042,204 shares of our common stock, including the shares offered under this prospectus, were outstanding and no shares of our preferred stock were outstanding. The holders of our shares of common stock are entitled to cumulate their votes in the election of directors. Each stockholder voting for the election of directors may cumulate his or her votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholders shares are entitled, or distribute his or her votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of director positions subject to the election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

     The board of directors has the authority to issue preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of these series, without any further vote or action by the holders of common stock.

     Certain provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. These provisions include:

     . Our certificate of incorporation allows us to issue preferred stock without stockholder approval;
     . Our certificate of incorporation and bylaws prescribe procedures for the nomination and election of directors and limit the ability of stockholders to take actions by written consent;

     . Our bylaws include a "fair price provision" requiring that two-thirds of the outstanding shares of voting stock approve certain business combinations;
     . Our stock option plan provides for the acceleration of vesting of options granted under the plan in the event of some transactions which result in a change of control of us; and
     . Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders.


                                 Legal Matters

     The validity of the shares of common stock offered under this prospectus will be passed upon for us by Jacques Youssefmir, Esq., our General Counsel.


                                    Experts

     Our consolidated financial statements and schedule as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                   Indemnification of Directors and Officers

     Our certificate of incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for:

     . breach of the director's duty of loyalty to us or our stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
     . any transaction from which the director derives an improper personal benefit; and
     .    improper distributions or redemptions.

     This provision does not affect a director's responsibilities under any laws, such as the federal and state securities laws or state or federal environmental laws.

     In addition, our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We also are empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into agreements with our directors and executive officers, which requires us to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to us.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               Table of Contents
                               -----------------

The Company.............................................................   2
Risk Factors............................................................   2
Where You Can Find More Information.....................................  11
Use of Proceeds.........................................................  12
Selling Stockholder.....................................................  12
Plan of Distribution....................................................  13
Description of Securities...............................................  14
Legal Matters...........................................................  15
Experts.................................................................  15
Indemnification of Directors and Officers...............................  15

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.


                                571,429 Shares


                              STM WIRELESS, INC.


                                 Common Stock



                              ___________________

                                  PROSPECTUS

                              ___________________




                             _______________, 1999

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     The following sets forth the costs and expenses, all of which shall be borne by STM, in connection with the offering of the shares of common stock under this registration statement:

          Securities and Exchange Commission Fee................    $    722
          Accounting Fees and Expenses*.........................    $ 10,000
          Legal Fees and Expenses*..............................    $  5,000
          Miscellaneous Expenses*...............................    $  2,000
                                                                    --------
              Total.............................................    $ 17,722
                                                                    ========


     * Estimated


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     (a) As permitted by the Delaware General Corporation Law (the "DGCL"), the certificate of incorporation eliminates the liability of directors to STM or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL.

     (b) The certificate of incorporation provides that STM will indemnify each person who was or is made a party to any proceeding by reason of the fact that this person is or was a director or officer of STM against all expense, liability and loss reasonably incurred or suffered by this person in connection therewith to the fullest extent authorized by the DGCL. STM's Restated bylaws provide for a similar indemnity to directors and officers of STM to the fullest extent authorized by the DGCL.

     (c) The certificate of incorporation also gives STM the ability to enter into indemnification agreements with each of its officers and directors. STM has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for the indemnification of directors and officers of STM against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by laws.


Item 16.  Exhibits.
-------------------

          5.1  Opinion of Jacques Youssefmir, General Counsel.

          23.1 Consent of Jacques Youssefmir (included in Exhibit 5.1).

          23.2 Consent of KPMG LLP.

          24.1 Power of Attorney (included on the signature page to the registration statement - see page II-4.)

Item 17.  Undertakings.
----------------------

          (a)  The undersigned registrant undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii) To include any material information with respect
               to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 14/th day of December, 1999.

                         STM WIRELESS, INC.


                         By:  /S/ EMIL YOUSSEFZADEH
                              -----------------------------------
                              Emil Youssefzadeh
                              President & Chief Executive Officer



                         By:  /S/ JOSEPH WALLACE
                              -----------------------------------
                              Joseph Wallace
                              Chief Financial Officer and
                              Principal Accounting Officer

                               POWER OF ATTORNEY


     We, the undersigned officers and directors of STM Wireless, Inc., do hereby constitute and appoint Emil Youssefzadeh and Joseph Wallace, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


               Signature                     Title                   Date
               ---------                     ------                  ----

/s/ Frank T. Connors               Chairman of the Board    December 14, 1999
----------------------------
     Frank T. Connors

/s/ Emil Youssefzadeh              President, Chief         December 14, 1999
----------------------------
     Emil Youssefzadeh             Executive Officer
                                   & Director

/s/ Dr. Ernest U. Gambaro          Director                 December 14, 1999
----------------------------
     Dr. Ernest U. Gambaro

/s/ Lawrence D. Lenihan, Jr.       Director                 December 14, 1999
----------------------------
     Lawrence D. Lenihan, Jr.

/s/ Claude Burgio                  Director                 December 14, 1999
----------------------------
     Claude Burgio

/s/ Joseph Wallace                 Vice President,          December 14, 1999
----------------------------
     Joseph Wallace                Finance Chief
                                   Financial Officer
                                   and Principal
                                   Accounting Officer

                                 EXHIBIT INDEX

Exhibit                                                              Sequential
Number              Description                                      Page Number
-------             -----------                                      -----------


5.1       Opinion of Jacques Youssefmir, General Counsel.                    --

23.1      Consent of Jacques Youssefmir, General Counsel
          (included in the Opinion filed as Exhibit 5.1).                    --

23.2      Consent of KPMG LLP.                                               --

24.1      Power of Attorney (included on signature page
          to the registration statement at page II-4).                       --